Exhibit 10.2

SOS HYDRATION INC.

DIRECTOR AGREEMENT

This Director Agreement (the "Agreement") is entered into as of between SOS HYDRATION INC., a California corporation (the "Company") and Mark Waller ("Director").

The parties agree as follows:

1.                   Services. The Director agrees, subject to the Director's continued status as a director, to serve on the Company's Board of Directors (the “Board”) and to provide those services required of a director under the Company's Articles of Incorporation and Bylaws, as both may be amended from time to time and under the California Corporation Code, to provide services relating to fundraising, and such other services as requested from time to time by the Company (collectively, the "Services'').

2.                   Applicability to Past Activities. Director agrees to the extent that: (i) Director received access to any information from or on behalf of Company that would have been "Proprietary Information" (as defined below) if Director received access to such information during the term of this Agreement; or (ii) Director conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Director's involvement with Company, that would have been an "Invention" (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; then any such information shall be deemed "Proprietary Information" hereunder and any such item shall be deemed an "Invention" hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

3.                   Time Commitment. Director commits to be available for all board meetings and related board activities and to devote sufficient time to the Services.

4.                   Compensation. Director shall not initially be paid in cash for the Services performed hereunder. If Director introduces the Company to investors and the Company closes a financing with such investors on or prior to December 31, 2021 resulting in gross proceeds to the Company of at least $1,500,000 in one or more closings (the "Initial Financing"), the Company shall pay Director $7,500 per month for 18 months from the date of the closing of such financing. If Director introduces the Company to investors and the Company closes a subsequent financing (the "Subsequent Financing") with such investors on or prior to December 31, 2021, resulting in gross proceeds to the Company of at least $3,000,000 in one or more closings, including the Initial Financing, the Company shall increase the compensation of the Director from $7,500 per month to Director $12,000 per month for 24 months from the date of the closing of the Subsequent Financing. For clarity, Director's compensation for the Initial Financing shall cease on the closing date of a Subsequent Financing and Director shall receive in lieu thereof the compensation for a Subsequent Financing. Nothing contained in this Agreement shall compel the Company to close any financing transaction from an investor introduced by Director and the Company retains sole discretion in determining whether to close any financing transaction. Example: In June 2021 the Company closes a $1,500,000 financing fiwn an introduction by Director, and in October 2021, the Company closes a further $1,500,000fi·om an introduction by Director, resulting in an aggregate $3,000,000 financing. Director would receive a total of $7,500 per month from June to October 2021, and a total of $12,000 per month from October 2021 to September 2023.

As further consideration for the Services, subject to the approval of the Board of the Company, the Company shall grant Director a warrant to purchase 300,000 shares of common stock of the Company, par value$0.001 per share, at a strike price of $4.9295 per share, for a term of 7 years.

It is understood and agreed that in the event the Director leaves the Board for any reason, all stock warrants earned and granted to the Director will be fully vested and continue to be exercisable for seven years from the initial date of grant.

Further, in the event the Director leaves the Board for any reason, any cash fees earned and still due will be fully paid by SOS Hydration to the Director within 30 days of the Director's departure from the Board.

5.                   Expenses. The Company shall reimburse Director for reasonable travel and related expenses incurred in the course of performing the Services, provided, that any such expenses shall be approved in advance by the Company.

6.                   Term and Termination. This Agreement shall be in effect from the date hereof through the last date of the Director's current term as a member of the Board. This Agreement shall be automatically renewed on the date of the Director's reelection as a member of the Board for the period of such new term unless the Board determines not to renew this Agreement. This Agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement, the Director agrees to return or destroy any materials transferred to the Director under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. The Director agrees that the Company has the right of injunctive relief to enforce this provision. The provisions of Sections 2, 8, 9, 10, 12 and 13 shall survive expiration or termination of this Agreement for any reason.

7.                   Independent Contractor. Director's relationship with the Company will be that of an independent contractor and not that of an employee. Director will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Director for employment or income taxes, all of which will be Director's responsibility. Director agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Director will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

8.                   Proprietary Information and Confidentiality. Director understands that Director will be privy to Proprietary Information of competitive value to the Company, and that such Proprietary Information will be among the principal assets of the Company, and that improper dissemination of this Proprietary Information would materially damage the Company. Accordingly, Director agrees to maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services any Proprietary Information, except with written consent to the contrary from the Company, or until such Proprietary Information comes into the public domain. "Proprietllry Information"shall mean any information or other subject matter disclosed to Director by the Company in connection with Director's performance of the Services, and may include, by way of example, nonpublic information relating to inventions, products, research and development activities, business strategies, and financial status. Notwithstanding the foregoing, Proprietary Information shall not include information that: (i) was publicly known and generally available in the public domain prior to the time of disclosure to Director; (ii) becomes publicly known and generally available after disclosure to Director through no action or inaction of Director; or (iii) is in the possession of Director, without confidentiality restrictions, at the time of disclosure as shown by Director's files and records immediately prior to the time of disclosure.

9.                   Ownership of Materials. All documents, data, records, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Director by the Company or provided by Director or others in connection with carrying out the Services shall remain the property of the Company, and Director shall deliver all such materials to the Company upon the expiration or termination of this Agreement, or earlier if so requested by the Company

10.              Inventions. Director anticipates that, during meetings, Director may make suggestions, have ideas, or learn of matters that may constitute or lead to Inventions of value to the Company. Moreover, Director recognizes that the Company may commit significant resources to developing discoveries relevant to Director's role as Director, that Inventions may be stimulated because of the interactions among Directors, or other personnel working on behalf of the Company, and that the Company may wish to file for and receive patents on such Inventions of commercial value to the Company's business. Accordingly, Director agrees that all Inventions shall be the property of the Company and its assigns, that the Company and its assigns shall be the owner of all rights, title and interest related to the Inventions and to notify the Company promptly of any such Inventions. Director understands the "Inventions" include inventions, improvements, formulae, processes, techniques, biological materials, know-how, data, and other innovations and proprietary information (whether or not patentable) made, conceived, reduced to practice or learned by Director that arise out of the Services or that are based upon Proprietary Information of the Company. Director agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company's, or its designee's, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Director further agrees that his or her obligation to execute or cause to be executed, when it is in his or her power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.

11.               NoConflicts. Director represents that Director's compliance with the terms of this Agreement and provision of the Services will not violate any duty which Director may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Director agrees that Director will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Director agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company, Director shall first notify the Company in writing. It is understood that in such event, the Company will review whether Director's activities are consistent with Director remaining an Director to the Company.

12.               Company's Right to Disclose. The Company shall have the right to disclose the existence of this Agreement, Director's status as an Director to the Company, and to include Director's name, image and profile in various promotional materials, including, but not limited to, executive summaries and the Company's web site.

13.	Miscellaneous.

(a)	Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)                This Agreement, including any exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)                 Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed given(i) if delivered personally or by commercial messenger or courier service,

(ii) when sent by confirmed facsimile or by electronic mail, (iii) one business day after being deposited with an overnight courier service, or (iv) if mailed by U.S. registered or certified mail (return receipt requested), to the party at such party's physical address, email address or facsimile number as set forth below, or as subsequently modified by written notice

(d)                The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement,

(ii)the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(e)                This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

The parties have executed this Directory Agreement as of the date first written above.

SOS HYDRATION, INC.	MARK WALLER

/s/James Mayo	/s/Mark Waller
Name: James Mayo

Title: CEO

4812-8977-5835, V. 2